AGREEMENT
AND
 PLAN OF LIQUIDATION
FOR

PNC LONG-SHORT MASTER FUND LLC

            This agreement and plan of liquidation, dated as of September 7, 2011 (the "Effective Date"), is entered into by and between PNC Long-Short Master Fund LLC (the "Master Fund")
and PNC Capital Advisors, LLC, the Master Fund's investment
adviser (the "Adviser") (together, the "Agreement").
WITNESS
            WHEREAS, the Master Fund is a limited liability
company formed under the Delaware Limited Liability Company
Act (the "Delaware Act") pursuant to a Certificate of
Formation dated and filed with the Secretary of State of
Delaware on August 4, 2005;
            WHEREAS, the Master Fund is registered with the
Securities and Exchange Commission (the "SEC") under the
Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment
company;
            WHEREAS, the Master Fund invests substantially all
of its investable assets in a diversified portfolio of
investment vehicles, typically referred to as hedge funds
("Investment Funds");
            WHEREAS, after giving consideration to the
recommendation of Adviser and available alternatives, the
Board of the Master Fund (the "Board") has determined that it is in the best interests of the Master Fund and its members ("Members") to dissolve the Master Fund and to liquidate the assets of the Master Fund in accordance with Sections 6.1 and
6.2, respectively, of the Master Fund's Limited Liability
Company Agreement dated as of August 4, 2005 (the "LLC
Agreement");
            WHEREAS, pursuant to Section 6.2(a) of the LLC
Agreement, the Board is permitted to appoint a liquidator for the Master Fund (the "Liquidator") to liquidate the Master
Fund's assets and to effect the dissolution of the Master
Fund; and
            WHEREAS, the Board desires to appoint Adviser to
serve as the Liquidator, and Adviser is willing to serve in
such capacity, pursuant to the terms of this Agreement.
            NOW THEREFORE, the Master Fund shall be liquidated
and dissolved in accordance with the following terms and
conditions and the parties hereto hereby agree as follows:
            1.	Adviser hereby is appointed the Liquidator and
accepts such appointment.  The Liquidator hereby is delegated the authority to take all actions necessary or appropriate to wind up the affairs of the Master Fund and to distribute the assets of the Master Fund to Members in accordance with the
LLC Agreement, Section 18-803(b) of the Delaware Act, this
Agreement and the Implementation Report (defined in Section 5 below).  In addition, the Liquidator hereby is designated as an authorized person within the meaning of the Delaware Act to execute and to cause to be filed in the Office of the
Secretary of State of the State of Delaware a Certificate of Cancellation of Certificate of Formation of the Master Fund in
such form as the Liquidator shall deem appropriate and to take all such other actions on behalf of the Master Fund as the
Liquidator may deem to be necessary and appropriate to effect the liquidation and dissolution of the Master Fund, including but not limited to making, executing, delivering, filing and recording any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry
out or put into effect any of the provisions of this Agreement and causing the Master Fund to pay all fees and expenses
incurred in connection with the liquidation and dissolution of the Master Fund as provided herein.
            2.	Subject to Section 5 below, the Liquidator shall
seek to liquidate the Master Fund's interests in (or shares
of) Investment Funds, to reduce any other assets of the Master
Fund to cash or cash equivalents, and to cause to be paid by the Master Fund all known liabilities of the Master Fund,
including all charges, taxes and expenses of the Master Fund, whether due or accrued or anticipated, as may be determined by the Liquidator (excepting such liabilities as may be
transferred to a liquidating trust, and assumed and satisfied by such trust, in accordance with this Agreement).  In seeking to liquidate the Master Fund's assets, the Liquidator shall
have the discretion and authority to determine the timing of any sales, liquidations or withdrawals of Master Fund assets, taking into account various factors determined relevant by the Liquidator, including without limitation any applicable redemption fees, the period of time before the assets may be withdrawn under the terms of the Investment Funds'
organizational documents, the sale price which the Liquidator may be able to obtain by selling such assets in the secondary market and the effect, if any, of a sale on the tax status of the Master Fund as a partnership under the Internal Revenue
Code of 1986, as amended (the "Code").  The Liquidator is
specifically authorized to sell assets in the secondary
market, including at a discount to their net asset value if
the Liquidator determines that such a sale is appropriate, or to incur redemption or other fees in connection with the
withdrawal or redemption of assets that it believes are
reasonable and necessary in order to liquidate the assets
pursuant to the Liquidator's mandate under this Agreement.
The proceeds of redemptions from the Investment Funds and
other uninvested cash may be invested in high quality money
market instruments or shares of a money market fund pending
the use of such proceeds to satisfy any liabilities or to make distributions to Members. For purposes of the investment management agreement pursuant to which the Liquidator serves as investment adviser of the Master Fund (the "Investment
Management Agreement"), the directions set forth herein for
the Liquidator to liquidate the Master Fund's interests in
Investment Funds and reduce its assets to cash shall be deemed a policy of the Master Fund adopted by the Board and a
direction by the Master Fund to the Liquidator and shall
supersede anything to the contrary set forth in the Investment Management Agreement.
            3.	The Master Fund's portfolio currently contains
certain investments that are not expected to be able to be
redeemed on or prior to December 31, 2011 (the "Illiquid
Master Fund Assets").  This may be the case because such
Investment Funds are in liquidation, have imposed "gates,"have suspended redemptions, have imposed holdbacks until after the completion of audits, or have designated side pockets in which
the Master Fund has an interest.   The officers of the Master
Fund and the Liquidator shall have the authority to establish on behalf of the Master Fund, and in their discretion, a
liquidating trust (the "Liquidating Trust") for the purpose of holding all or any portion of such Illiquid Master Fund Assets until such time as they can be liquidated (or obtained) and
the proceeds thereof distributed to PNC Investment Company LLC or its transferee (the "Remaining Members"), and to retain a trustee and, if necessary, an administrator to provide
required services to the Liquidating Trust, and shall also
have the authority to transfer Illiquid Master Fund Assets and liabilities of the Master Fund to the Liquidating Trust, as they deem necessary or appropriate; provided, however, that in the event the Liquidating Trust is established, the obligation of the Master Fund to indemnify the members of the Board set forth in Section 3.7 of the LLC Agreement shall be transferred to the Liquidating Trust.  The Liquidating Trust shall assume and pay any such transferred liabilities.  It is acknowledged that any such transfer of Illiquid Master Fund Assets
typically requires, among other conditions, the consent of the Investment Fund and therefore, no assurance can be given that any such transfers will be effected.  Upon the establishment of the Liquidating Trust, Remaining Members will receive that number of units of the Liquidating Trust as is equal to the
number of units of limited liability company interest in the
Master Fund ("Master Fund Units") then held by the Remaining
Members. The Liquidator agrees to serve as liquidator for the Liquidating Trust and, in such capacity, will be responsible for converting the assets of the Liquidating Trust to cash and providing instructions to the trustee and administrator of the Liquidating Trust. In exercising its authority and discretion under this Agreement to select a trustee and an administrator, if any, of the Liquidating Trust, the Liquidator shall act in good faith and in the best interests of the Liquidating Trust and the holders of units of the Liquidating Trust, and shall:
(i) select such entity to provide trustee or administrative
services as the Liquidator believes is experienced and
qualified to provide services of the type required by the
Liquidating Trust; and (ii) retain such trustee or
administrator on such terms and for such consideration as the Liquidator believes to be fair and reasonable and in the best interests of the Liquidating Trust. The Liquidator is authorized to retain a trustee or administrator that is an
affiliated person of the Liquidator (or an affiliated person of such a person) (each, an "Affiliate") subject to the
conditions that: (i) the services to be performed by the
Affiliate are services required for the operation of the
Liquidating Trust; (ii) the Affiliate is experienced in
providing services of the type required by the Liquidating
Trust and, based on such experience, the Liquidator believes that the nature and quality of services to be provided by the Affiliate are at least equal to those provided by others offering the same or similar services; and (iii) the fees of the Affiliate are borne by the Liquidator.  The officers of
the Master Fund and the Liquidator shall exercise the
authority set forth in this Section 3 in a manner consistent with the provisions of Section 5 below.
            4.	The Master Fund shall make distributions of the
Master Fund's assets, at such times and in such amounts as the Liquidator may reasonably determine consistent with the provisions of Section 5 below, net of all of its liabilities, claims and obligations (and any reserve therefor) to Members in liquidation of their Master Fund Interests, such assets to be distributed to Members in proportion to the relative number of Master Fund Interests held by such persons, provided,
however, that, to the extent possible and permitted by law,
any Illiquid Master Fund Assets that were not transferred to the Liquidating Trust shall be distributed in-kind to the
Remaining Members and the amount of cash distributed to each other Member shall be increased by an amount equal to such
other Member's pro rata share of the fair value of such
interests as are transferred to the Liquidating Trust or
distributed in-kind to the Remaining Members.  On the date of the final distribution of the assets of the Master Fund (the
"Final Distribution Date"), all outstanding Master Fund
Interests shall be cancelled.
            5.	In exercising the authority and discretion
granted to them by this Agreement, the officers of the Master
Fund and the Liquidator shall consider and take into account:
(a) the costs and benefits to the Master Fund of establishing the Liquidating Trust as compared to the costs and benefits of liquidating the Master Fund without the use of the Liquidating
Trust; and (b) the goal of making distributions to Members as soon as reasonably practicable, taking into account any fees or other charges applicable to any redemption or liquidation of assets and the price at which such assets may be sold in
the secondary market.  On or before October 4, 2011, the
Liquidator shall provide a written report to the Board
outlining the steps the Liquidator will take to liquidate the
Master Fund's assets consistent with these considerations (the "Implementation Report") and will review and discuss the Implementation Report with the Board. The Implementation
Report shall set forth: (a) whether the Liquidator will seek to transfer assets or liabilities to the Liquidating Trust and an identification of the assets and liabilities to be
transferred and the expected dates of transfers; (b) the dates as of which the Liquidator expects the Master Fund to withdraw capital from (or withdraw shares of) the Investment Funds then held (directly or indirectly); (c) an estimated schedule
showing the amounts and timing of distributions to Members to be made by the Master Fund; and (d) the basis for these
determinations.
            6.	As of the Effective Date, the Master Fund shall
engage in no other business except to wind up its operations and completely terminate.
            7.	As of [the date of the first cash distribution
to Members pursuant to Section 4 of the Agreement], the Master
Fund shall have no further obligation to pay fees to Adviser under the Investment Management Agreement.
            8.	In accordance with Section 18-804 of the
Delaware Act, the Liquidator shall use commercially reasonable efforts, out of the assets of the Master Fund, to: (i) cause to be paid all claims and obligations, including all
contingent, conditional or unmatured contractual claims, known to the Master Fund (except such liabilities as are transferred to and assumed by the Liquidating Trust); (ii) make such
provision as will be reasonably likely to provide compensation for any claim against the Master Fund which is the subject of a pending action, suit or proceeding to which the Master Fund is a party; and (iii) make such provision as will be
reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Master Fund or
that have not arisen but that, based on facts known to the
Master Fund, are likely to arise or to become known to the
Master Fund within ten (10) years after the date of
dissolution.  In the event that the Liquidator shall pay any of the foregoing items out of its own funds, the Liquidator
shall be entitled to reimbursement from the assets of the
Master Fund or the Liquidating Trust (including from any
amounts payable to the Master Fund under any liability
insurance policy maintained by the Master Fund).
            9.	As soon as reasonably practicable after the date
of this Agreement, the Master Fund will cause to be sent to
Members a notice (the "Notice") informing them of the Board's determination to liquidate and dissolve the Master Fund in accordance with this Agreement.
            10.	Except as otherwise set forth in this Agreement,
the Master Fund shall pay all expenses of carrying out this
Agreement, including, but not limited to, the costs of
preparing and mailing the Notice to Members, and all costs
incidental to the liquidation of the assets of the Master
Fund; provided, however, that the Liquidator shall bear the
expense of establishing the Liquidating Trust.
            11.	After the effective date of this Agreement and
at such time as the Liquidator shall determine it to be
appropriate, the Liquidator shall, on behalf of the Master
Fund, seek an order of the SEC pursuant to Section 8(f) of the
1940 Act declaring that the Master Fund has ceased to be an
investment company.  The Master Fund shall continue to comply with all applicable provisions of the 1940 Act and the rules thereunder (including but not limited to, required filings of
Form N-PX, Form N-Q, Form N-SAR and Form N-CSR) until such
time as the Master Fund has obtained such an order.  The
Liquidator will not obtain an audit of the Master Fund's
financial statements except as required by applicable SEC
rules.
            12.	As soon as reasonably practicable after the
Final Distribution Date, the Liquidator shall file a
Certificate of Cancellation in the office of the Secretary of
State of the State of Delaware; prepare and file any other
required regulatory reports and filings, and any amendments
thereto; and take such other actions as may be necessary or
proper to effect the termination and dissolution of the Master
Fund.
      	13.	Until the later of the Final Distribution Date,
the effectiveness of an order pursuant to Section 8(f) of the
1940 Act declaring that the Master Fund has ceased to be an
investment company, the effectiveness of the termination and dissolution of the Master Fund, or the effectiveness of the termination and dissolution of the Liquidating Trust, the
Liquidator shall employ and maintain, or shall enter into
arrangements with one or more parties (including any of its affiliates) to provide, such personnel as may reasonably be necessary to effectively carry out its responsibilities and obligations under this Agreement and, subject to Section 2 of this Agreement, the Investment Management Agreement.
		14.	The parties hereto agree that the Liquidator's
service as investment adviser to the Master Fund under the Investment Management Agreement shall terminate on the Final Distribution Date.

		15.	This Agreement shall constitute the entire
understanding between the parties hereto with respect to the subject matter hereof, and may be amended only by a subsequent writing signed by the parties hereto and approved by a majority of the Board. No waiver of the terms hereof shall be valid unless in writing signed by the waiving party and only to the extent set forth herein. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

		IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.



PNC Long-Short Master Fund LLC
By:
/s/ Jennifer E. Spratley
Name: Jennifer E. Spratley
Title: Vice President


PNC Capital Advisors, LLC
By:
/s/ Kevin A. McCreadie
Name: Kevin A. McCreadie
Title: President